SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                    _______________________

                            FORM 8-K

                         CURRENT REPORT
                    _______________________


             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                          May 16, 1998
        DATE OF REPORT (Date of earliest event reported)


                        DILLARD'S, INC.
     (Exact name of registrant as specified in its charter)

       DELAWARE                 1-6140             71-0388071
    (State  or  other         (Commission        (IRS Employer
     jurisdiction of           File Number)      Identification Number)
     incorporation)

        1600 Cantrell Road, Little Rock, Arkansas  72201
            (Address of principal executive offices)
                           (Zip Code)

                         (501) 376-5200
      (Registrant's telephone number, including area code)

Item 5.   Other Events.

     On May 16, 1998 the Board of Directors approved a definitive agreement under which Dillard's, Inc. (the "Company") will acquire Mercantile Stores Company, Inc. ("Mercantile") for $80.00 per share or approximately $2.9 billion in cash. Mercantile operates 103 department stores and 16 home fashion stores in 17 states.

     Pursuant to the agreement, a cash tender offer (the "Offer")commenced on May 21, 1998 by MSC Acquisitions, Inc, a subsidiary of the Company. The Offer, to acquire all outstanding common shares of Mercantile is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares which, together with any Shares owned, directly or indirectly, by Dillard's or its subsidiaries, constitutes more than 50% of the voting power (determined on a fully diluted basis) of all the securities of Mercantile entitled to vote generally in the election of directors or in a merger and (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The Offer and withdrawal rights are set to expire at 12:00
     Midnight, EDT, on Monday, July 6, 1998, unless the tender offer is extended.

     The Company plans to finance the acquisition with $240 million in Commercial Paper, $500 million in short-term bank borrowings, $1.2 billion in a bridge loan facility, and $1.1 billion in publicly underwritten long-term notes.

Item  7.    Financial Statements, Pro Forma Financial Information
      and Exhibits

     7(a)(1)    The  following  audited  consolidated   financial
     statements of Mercantile Stores Company, Inc. and subsidiaries are included herein:
          Report of Independent Public Accountants
          Statements of Consolidated  Income  and
             Retained Earnings for each of the years ended
             January 31, 1998, February 1, 1997 and February 3, 1996 Consolidated Balance Sheets as of January 31, 1998 and
             February 1, 1997
          Statements of Consolidated Cash Flows for each of the years ended January 31, 1998, February 1, 1997 and February 3, 1996 Notes to Consolidated Financial Statements

     7(a)(2)   The  following  unaudited  consolidated  financial
     statements of Mercantile Stores Company, Inc. and subsidiaries are included herein:
          Consolidated Condensed Balance Sheet as of May 2, 1998 Consolidated Condensed Statements of Income for the 13
             weeks ended May 2, 1998 and May 3, 1997
          Consolidated Condensed Statements of Cash Flows for the 13
             weeks ended May 2, 1998 and May 3, 1997
          Notes to Consolidated Condensed Financial Statements

     7(b)    The following unaudited pro forma financial information
     is included herein:
          Pro Forma Income Statement (unaudited) for  the  year
              ended January 31, 1998
          Pro Forma Income Statement (unaudited) for the 13 weeks
              ended May 2, 1998
          Pro Forma Balance Sheet (unaudited) as of May 2, 1998 Notes to Pro Forma Financial Statements (unaudited)

     7(c)  Exhibits

           2*  Agreement and Plan of Merger, dated  as  of  May
               16, 1998, among Dillard's, Inc., MSC Acquisitions,
               Inc.  and  Mercantile Stores Company, Inc.(Exhibit
               (c)(1) to Schedule 14D-1 in 005-10123)

          23   Consent of Independent Public Accountants

*Incorporated herein by reference as indicated.

                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DILLARD'S, INC.
                                   (Registrant)


                                 By: /s/ James I. Freeman
                                     James I. Freeman
                                  Senior Vice President and Chief
                                   Financial Officer



Date: July 1, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Mercantile Stores
Company, Inc.:

We have audited the accompanying consolidated balance sheets of Mercantile Stores Company, Inc. (a Delaware corporation) and subsidiaries as of January 31, 1998 and February 1, 1997, and the related statements of consolidated income and retained earnings and cash flows for each of the three years in the period ended
January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Stores Company, Inc. and subsidiaries as of January 31, 1998 and February 1, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

As explained in Note 2 to the Consolidated Financial Statements, the Company changed its method of accounting for long-lived assets effective February 4, 1996.

Arthur Andersen LLP
Cincinnati, Ohio
April 3, 1998

Mercantile Stores Company, Inc.
STATEMENTS OF CONSOLIDATED INCOME AND RETAINED EARNINGS
(in thousands, except per share data)
                                         1997         1996            1995
Revenues                             $ 3,143,765  $ 3,030,822    $2,944,324
Costs, Expenses, and Other Income:
Cost of goods sold
 (including occupancy
  and central buying expenses)         2,207,618    2,113,022     2,059,753
Selling, general and
  administrative expenses                727,083      702,862       686,924
Interest expense                          17,685       16,451        19,558
Interest income                           (5,143)      (5,665)       (5,087)
Other income                             (16,840)      (9,400)      (21,404)
Impairment charge                            -         12,000           -
                                      ____________ ____________ __________

                                       2,930,403    2,829,270     2,739,744
                                      ____________  ___________ __________
Income before Provision
 for Income Taxes                        213,362      201,552       204,580

Provision for Income Taxes:
     Current                              74,420       82,951        80,239
     Deferred                              9,236       (2,864)        1,093
                                         __________  ___________ ___________
                                          83,656       80,087        81,332
                                        __________  ___________   _________
Net Income                             $ 129,706    $ 121,465    $  123,248
                                        __________  ___________   _________
Retained Earnings at
   Beginning of Year                   1,553,892    1,473,692     1,389,130
Dividends Declared                        43,574       41,265        38,686
                                        __________ ____________   _________
Retained Earnings at
   End of Year                      $  1,640,024  $ 1,553,892   $ 1,473,692
                                       ==========  ==========    ==========

Earnings per Share                  $       3.53  $      3.30   $      3.35
                                       ========== ===========    ==========

Weighted Average Shares Outstanding   36,770,797   36,844,050    36,844,050

See Notes to Consolidated Financial Statements

Mercantile Stores Company, Inc.
CONSOLIDATED BALANCE SHEETS

(in thousands)                          January 31, 1998      February 1, 1997
ASSETS

Current Assets:
  Cash and cash equivalents               $   144,986           $     128,115
  Receivables:
           Customer, net                      571,513                 571,336
           Other                               17,591                  16,851
  Inventories                                 505,201                 560,666
  Deferred income taxes                        19,196                  13,009
  Other current assets                         16,702                  13,325
                                          ___________             ___________
Total Current Assets                        1,275,189               1,303,302
                                          ___________             ___________
Prepaid Pension and
  Other Noncurrent Assets                     116,218                 100,994
                                          ___________             ___________
Property and Equipment:
  Land                                         38,869                  40,663
  Buildings and improvements                  839,356                 783,825
  Fixtures                                    292,307                 251,502
  Leased property                              62,018                  62,018
                                          ___________             ___________
                                            1,232,550               1,138,008
  Accumulated depreciation                   (446,166)               (399,801)
                                          ___________             ___________
Property and equipment, net                   786,384                 738,207
                                          ___________             ___________

Total Assets                              $ 2,177,791           $   2,142,503
                                          ===========             ===========


See Notes to Consolidated Financial Statements

(in thousands)                          January 31, 1998     February 1, 1997
Liabilities and
 Stockholders' Equity

  Current Liabilities:
  Current maturities of
     long-term debt                        $    21,429      $          25,017
  Accounts payable                              79,117                112,485
  Taxes other than income                       22,235                 18,876
  Other current liabilities                     63,775                 62,438
  Accrued income taxes                          40,913                 39,128
  Accrued payroll                               24,410                 27,825
                                           ___________            ___________
Total Current Liabilities                      251,879                285,769
                                           ___________            ___________
Long-term Debt                                 202,637                229,910
                                           ___________            ___________
Due to Affiliated Companies                     25,353                 24,737
                                           ___________            ___________
Deferred Income Taxes                           21,712                  5,685
                                           ___________            ___________
Other Long-term Liabilities                     29,364                 31,089
                                           ___________            ___________
Stockholders' Equity:
  Common stock - $.14 2/3 par
  value, 36,887,475 authorized
  and issued shares                              5,410                  5,410
  Additional paid-in capital                     6,018                  6,018
  Retained earnings                          1,640,024              1,553,892
  Treasury stock, at cost,
  138,925 shares in 1997 and
  43,425 in 1996                                (4,606)                    (7)
                                            __________             __________
Total Stockholders' Equity                   1,646,846              1,565,313
                                            __________             __________
Total Liabilities and
      Stockholders' Equity                 $ 2,177,791            $ 2,142,503
                                          ===========             ===========

See Notes to Consolidated Financial Statements

Mercantile Stores Company, Inc.
STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)                                 1997          1996        1995
Cash Flows from Operating Activites:
 Net Income                                 $ 129,706     $ 121,465  $ 123,248
  Adjustments to reconcile net
  income to net cash provided by
  operating activities:
    Depreciation and amortization              79,254        83,661     88,714
    Deferred taxes                              9,236        (2,864)     1,093
    Gain on disposition of property            (2,832)         (157)    (5,916)
    Impairment charge                             -          12,000        -
    Net pension benefit                       (17,299)      (12,851)   (14,667)
  Changes in working capital
      attributable to
    Inventories                                55,465       (37,093)   (54,791)
    Receivables                                  (917)      (13,565)    45,616
    Accounts payable                          (33,368)        5,840    (15,022)
    Other working capital item                    404       (11,349)    20,416
                                             ________      ________   ________
 Net cash provided by operating activities    219,649       145,087    188,691
                                             ________      ________   ________

Cash Flows from Investing Activities:
 Cash payments for property
   and equipment                            (131,011)      (133,861)  (101,202)
 Proceeds from sale of property                6,240          2,777      5,982
 Net change in other noncurrent
    assets and liabilities                     1,027           (369)    (1,919)
                                           _________      _________   ________
Net cash used in investing activities       (123,744)      (131,453)   (97,139)

Cash Flows from Financing Activities:
 Payments of long-term debt                  (30,861)        (6,147)    (5,210)
 Repurchase of common stock                  (4,599)            -          -
 Dividends paid                             (43,574)        (41,265)   (38,686)
                                           _________       _________   ________
Net cash used in financing activities       (79,034)        (47,412)   (43,896)

Net Increase (Decrease) in
 Cash and Cash Equivalents                   16,871         (33,778)    47,656
     Cash and Cash Equivalents at
 Beginning of Year                          128,115         161,893    114,237
                                           _________      _________    _______
Cash and Cash Equivalents at
 End of Year                              $ 144,986       $ 128,115   $161,893
                                          =========       =========   ========
Supplemental Cash Flow Information:
       Interest paid                      $  19,975       $  19,950   $ 20,926
       Income taxes paid                  $  68,424       $  83,491   $ 70,593

See Notes to Consolidated Financial Statements

Mercantile Stores Company, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Nature of Operations - Mercantile Stores Company, Inc. (the Company) is a conventional department store retailer engaged in the general merchandising business. The Company operates 102 department stores and 16 home fashion stores under 13 different names in a total of 17 states. The Company also maintains a partnership interest in five operating shopping center ventures and one land ownership venture.

B. Principles of Consolidation - The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany accounts and transactions have been eliminated. The Company uses the equity method to account for its 33 1/3% to 50% position in the six joint ventures.

C. Fiscal Year - The Company's fiscal year ends on the Saturday nearest to January 31. All fiscal years presented consist of fifty-two weeks except 1995 which included fifty-three weeks. Fiscal year 1997 ended on January 31, 1998; fiscal year 1996 ended on February 1, 1997; and fiscal year 1995 ended on February 3, 1996. All references to years relate to fiscal years rather than calendar years.

D. Revenues - Revenues include sales from retail operations, leased departments and finance charge revenue earned on customer accounts serviced by the Company under its private label credit program. Finance charge revenue from the Company's private label credit program is recognized in the period in which it is earned. Finance charge revenue earned in 1997, 1996 and 1995 totalled $89 million, $85 million and $52 million, respectively. Operating expenses incurred in connection with the private label credit program are included in selling, general and administrative expenses. Prior to August 1, 1995, the Company's share of finance charge revenue accrued to the Company under revenue sharing agreements with unaffiliated companies and was classified as a component of other income in the accompanying Statements of Consolidated Income and Retained Earnings.

E. Cost of Goods Sold - Cost of goods sold in the retail industry traditionally includes occupancy and buying costs which are not directly associated with the cost and eventual selling price of merchandise. Among the occupancy expenses so classified are depreciation, rent, utilities and real estate taxes. Buying costs, in this respect, include the payroll and travel expenses associated with the corporate buying and merchandise planning functions.

F. Advertising Costs - Advertising expenditures, including production costs, are expensed as incurred. In 1997, total advertising expense was $109 million, compared with $100 million in 1996, and $97 million in 1995.

G. Store Pre-opening Costs - Store pre-opening costs which include advertising, occupancy, and payroll are charged to expense as incurred.

H. Earnings per Share (EPS) - Effective January 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which replaces the calculation of primary and fully diluted EPS under previous accounting standards with basic and diluted EPS.
The assumed issuance of all equivalent common shares granted under the Company's 1996 Stock Option Plan did not have a material effect on the number of weighted average shares outstanding used in the 1997 diluted EPS calculation and there were no outstanding stock options in 1996 and 1995. Therefore, the Company's basic and diluted EPS amounts are equivalent for all years presented and restatement of previously reported EPS amounts is not required.

I. Cash and Cash Equivalents - For purposes of these statements, short-term investments which have a maturity of 90 days or less are considered cash equivalents. The carrying amount of cash equivalents is a reasonable estimate of fair value.

J. Customer Receivables - Customers are extended credit under customary revolving credit terms. Customer receivables are classified as current assets and include some amounts which are due after one year, consistent with industry practice. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers and their geographic dispersion. At January 31, 1998 and February 1, 1997, customer receivables are net of an allowance for doubtful accounts in the amount of $18 million and $16 million, respectively.

K. Inventories - All retail inventories are valued by the retail method and stated on the last-in, first-out (LIFO) cost basis, which is lower than market. At January 31, 1998 and February 1, 1997, inventories were $32 million and $38 million lower, respectively, than they would have been had the retail method been applied using the first-in, first-out (FIFO) cost basis.

L. Property and Equipment - Property and equipment is carried at cost. Depreciation is provided by using the straight-line method based on estimated useful lives of the assets for financial reporting purposes while accelerated depreciation, where permitted, is used for income tax purposes. Betterments, renewals, and repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. Property and equipment, other than buildings, are written off in the year that they become fully depreciated.

The Company computes depreciation for financial reporting
purposes based on the following ranges of estimated useful lives:
Buildings                   15-50 years
Building improvements       10-30 years
Store fixtures                  7 years
Leased property            Term of lease or life of property

The Company leases certain properties, principally store locations, under capital leases as defined by SFAS No. 13, "Accounting for Leases." Property meeting the criteria within the SFAS No. 13 is capitalized and accounted for as an asset with the corresponding obligation carried as a liability. The provision for amortization of leased properties is included in depreciation and amortization expense. All other lease agreements are classified and accounted for as operating leases with payments expensed as incurred.

M. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

N. Segment Reporting - The Company has one significant segment of business (general merchandise department store retailing).

O. Reclassifications - Certain reclassifications have been made to prior years'financial statements to conform with the classification used in the 1997 financial statements.

2. IMPAIRMENT CHARGE

During the first quarter of 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which addresses the identification and measurement of asset impairments and requires the recognition of impairment losses on long-lived assets when carrying values exceed expected future cash flows. The Company evaluated its investment in long-lived assets at the individual store level. Based upon an assessment of historical and projected operating results, it was determined that the carrying value of certain operating stores was impaired under the criteria defined in SFAS No. 121. As a result, in 1996, the Company recorded a pre-tax impairment charge of $12 million (a net of tax impact of $7.2 million, or $.20 per share) to write down the carrying value of these assets to their estimated fair value. The fair value of these assets was based on operating projections and discounted future cash flows.

3. LONG-TERM DEBT AND FINANCING ARRANGEMENTS

The Company's long-term debt consisted of the following:
(in thousands)                                         1997            1996
8.2% Sinking Fund Debentures due 2022 (a)           $100,000        $100,000
6.7% Notes due 2002 (b)                               76,000          95,000
Industrial Revenue Bonds, at rates ranging
  from 5.61% to 7.75%                                    505           8,250
Other Notes Payable                                    2,231           4,385
                                                    ________         _______
     Total                                           178,736         207,635
Capitalized Lease Obligations                         45,330          47,292
                                                    ________         _______
                                                     224,066         254,927
Less - due within one year                            21,429          25,017
                                                    ________        ________
Total Long-term Debt                                $202,637        $229,910

(a) The 8.2% Sinking Fund Debentures have a mandatory sinking fund requirement of $5 million annually commencing in 2003.

(b) The 6.7% Notes have a mandatory annual sinking fund requirement of $19 million through 2000; $14 million in 2001, and $5 million in 2002.

Maturities of long-term debt, including capitalized leases, for the next five years are as follows:
(in thousands)
                                                          Amount
1998                                                   $  21,429
1999                                                   $  21,565
2000                                                   $  21,505
2001                                                   $  16,865
2002                                                   $   7,181

The fair value of long-term debt, including the current portion and excluding capital lease obligations, was approximately $194 million at January 31, 1998 and approximately $215 million at February 1, 1997. The fair value is based on the present value of future cash flows. The discount rates used approximated the current borrowing costs for similar instruments.

The Company has a $200 million Revolving Credit Agreement (the Credit Agreement) with a syndicate of banks which expires on August 3, 2000. The applicable interest rate on borrowings is based, at the Company's option, on either the banks' best rates under a competitive bid environment or a predefined spread (which is tied to the Company's long-term debt credit rating) over the appropriate LIBOR rate. The Credit Agreement requires the Company to comply with certain financial covenants with respect to minimum net worth and financial leverage.

The Company also has in place additional uncommitted lines of credit in the total amount of $120 million. No fee is paid for maintaining these lines and interest on any borrowings is charged at a floating rate.

At January 31, 1998 and February 1, 1997, there were no borrowings outstanding under the Credit Agreement or the uncommitted lines. Maximum borrowings under these facilities for 1997 were $86 million, at an average interest rate of 5.8%. During 1996, maximum borrowings were $43 million, at an average interest rate of 6.0%.

4. STOCKHOLDERS' EQUITY

During the first quarter of 1997, the Board of Directors authorized the Company to purchase up to 1,500,000 shares of its common stock in the open market over a time frame which may extend to ten years. These shares are to be held as treasury stock and are to be used solely to satisfy requirements arising from the exercise of options granted under the 1996 Stock Option Plan, which is discussed in Note 5. During the year ended January 31, 1998, under this program, the Company purchased 95,500 shares of its common stock at a cost of approximately $4.6 million.

5. STOCK OPTIONS

On December 3, 1996, the Company adopted the Mercantile Stores Company, Inc. 1996 Stock Option Plan, which provides for the issuance of non-qualified stock option awards to certain employees designated by the Company's Board of Directors. Beginning in 1997, stock options were granted under the plan at an exercise price equal to the fair market value of the Company's common stock on the date of grant. These options will generally become exercisable in equal increments over a four year period and expire ten years from the date of grant. The maximum number of shares available for awards under the plan is 1,500,000. For the year ended January 31, 1998, 95,500 stock options were granted under the plan at an exercise price of $48 per share. There were no stock options exercised or forfeited during 1997.

The Company has elected to account for stock options under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and to provide the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation." Therefore, no compensation expense has been recognized in the accompanying Statements of Consolidated Income and Retained Earnings. Had the Company applied the fair value method of accounting for stock options set forth in SFAS No. 123, pro forma net income and earnings per share would have been approximately the same as the amounts reported.

The Company estimated the fair value of stock options granted using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.9%; expected volatility of 22.7%; dividend yield of 2.3% and a weighted-average expected life of the stock options of six years. The weighted-average fair market value of stock options granted in 1997 was $14 per share.

6. INCOME TAXES

The provision for income taxes consisted of the following:
(in thousands)        1997      Federal      State        Total
Current                        $63,486      $10,934      $74,420
Deferred                         7,861        1,375        9,236
                               _______      _______      _______
Total                          $71,347      $12,309      $83,656

                      1996      Federal      State        Total
Current                        $67,287      $15,664      $82,951
Deferred                        (2,325)        (539)      (2,864)
                               ________     ________    ________
Total                          $64,962      $15,125      $80,087

                      1995      Federal      State        Total
Current                        $66,171      $14,068      $80,239
Deferred                           494          599        1,093
                               _______      _______      _______
Total                          $66,665      $14,667      $81,332

The provision for income taxes is different from the amount computed by applying the statutory Federal income tax rate. The differences are summarized as follows:
(in thousands)                             1997        1996       1995
Provision at statutory rate of 35%      $74,677     $70,543    $71,603
State and local income tax, less
 Federal income tax benefit               8,001       9,831      9,534
Other                                       978        (287)       195
                                         ______     ________   _______
Total income tax provision              $83,656     $80,087    $81,332

Effective income tax rate                  39.2%       39.7%      39.8%

The tax effects of significant temporary differences representing deferred tax assets and liabilities were as follows:
(in thousands)                               1997           1996
Assets:
   Inventory accounting                      $ 8,046        $ 3,804
   Associate benefit costs                    13,515         13,309
   Interest, taxes and real estate costs      11,456         11,887
   Bad debts                                   5,485          4,845
   Capitalized leases                          4,660          4,457
   Other                                       8,919          8,384
                                             _______        _______
Total deferred tax assets                     52,081         46,686

Liabilities:
   Depreciation                              (13,599)        (6,455)
   Pension and profit
     sharing plan costs                      (38,365)       (30,386)
   Other                                      (2,633)        (2,521)
                                             ________      ________
Total deferred tax liabilities               (54,597)       (39,362)
                                             ________      ________
Total net deferred tax (liability) asset     $(2,516)      $  7,324

7. ASSOCIATE BENEFIT PLANS

The Company maintains a formal, qualified, non-contributory, defined benefit pension plan covering all associates who have met certain age and service requirements. Benefits under this plan are generally based on a career average formula. The Company funds this plan in accordance with ERISA requirements.

As computed under the provisions of SFAS No. 87, "Employers'Accounting for Pensions," components of the net pension benefit included in income before income taxes for the past three years were as follows:
(in thousands)                         1997         1996           1995
Service cost                         $  8,429     $  8,689      $  5,656
Interest cost                          14,764       14,169        12,405
Actual return on plan assets          (74,581)     (44,416)      (54,809)
Amortization of transition asset       (5,043)      (5,043)       (5,043)
Other amortization and deferral        39,132       13,750        27,124
                                     _________    _________    _________
Net pension benefit                  $(17,299)    $(12,851)     $(14,667)

The expected long-term rate of return on assets used in determining the net pension benefit was 8.5% in all years presented.

The funded status of the formal, qualified pension plan at January 31, 1998 and February 1, 1997, based on actuarial and plan asset information as of October 31, 1997 and 1996, was as follows:

(in thousands)                                         1997            1996
Actuarial present value of benefit obligations:
         Vested benefits                           $ 181,734       $ 154,385
     Non-vested benefits                               5,070           4,537
                                                   _________        _________
Accumulated benefit obligation                       186,804         158,922
Impact of future salary increases                     28,300          27,629
                                                   _________       _________
Projected benefit obligation                         215,104         186,551
Plan assets at fair value                            444,531         379,861
Plan assets in excess of projected benefit
   obligation                                        229,427         193,310
Items not yet recognized in income:
Initial transition credit which
   is being amortized over 15 years                  (20,172)        (25,216)
Subsequent net gains                                (108,257)        (84,395)
                                                  ___________     ___________
Prepaid pension benefit                           $  100,998      $   83,699

The actuarial present value of benefits was determined using a discount rate of 7.25% in 1997 and 7.75% in 1996. The rate of compensation increase used to measure the projected benefit obligation was 4.5% in 1997 and 5.0% in 1996. The change in the discount rate and rate of compensation assumptions caused the projected benefit obligation to increase by approximately $12 million in 1997.

The plan's assets include investments in common stocks, fixed income securities, real estate investments, short-term investments, and cash. No funding activity occurred between the plan and the Company during the fourth quarter of 1997 or 1996.

The Company contributes to qualified and non-qualified savings and profit sharing plans covering certain associates. The Company's total contribution to the qualified and non-qualified savings and profit sharing plans is based on 5% of pre-federal income tax FIFO profits, as defined. The Company also provides retirement benefits to certain associates through non-qualified defined benefit pension plans.

The costs to the Company under these plans for the past three years were as follows:

(in thousands)                         1997          1996          1995

Savings and Profit Sharing          $ 10,604      $ 10,271     $  9,750
Pension                                1,852         1,682          810
                                    ________      ________     ________
Total                               $ 12,456      $ 11,953     $ 10,560

The Company provides certain health care benefits for retired associates on a contributory basis. Current retirees and active associates who retire on or after age 60, with five or more years of service, are eligible for these benefits if they had continuous medical coverage in the five years preceding retirement. The plan does not cover retirees after Medicare eligibility. The Company funds these benefits as claims are incurred.

The Company accounts for postretirement benefits under the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The components of net periodic postretirement benefit cost for the last three years were as follows:

     (in thousands)                        1997        1996         1995
Service cost earned during the year      $   509     $   522      $   490
Interest cost on projected benefit
   obligation                                771         776          800
Net amortization and deferral             (1,174)     (1,148)      (1,199)
                                         ________    ________    ________
Net periodic postretirement benefit cost $   106      $  150      $    91

The following table sets forth the plan's funded status at January 31, 1998 and February 1, 1997:

(in thousands)                                          1997        1996

Accumulated postretirement benefit obligation:
   Retirees                                          $  3,719   $  3,520
   Fully eligible active plan participants                235        216
   Other active plan participants                       6,534      6,279
                                                     ________   ________
                                                       10,488     10,015
Unrecognized net gain from changes in plan
   and assumptions                                      4,358      5,301
Unrecognized prior service cost                         4,448      5,490
                                                     ________   ________
Accrued postretirement benefit cost                   $19,294    $20,806

For measurement purposes, the following assumptions were used to project changes in the accumulated postretirement benefit obligation for 1997 and 1996:

                                                         1997           1996
Discount rate                                            7.25%          7.75%
Health care cost trend rate                      7.50% to 5.0%  8.00% to 5.0%
Years to ultimate trend                                     7              8

The health care cost trend rate affects the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $1.0 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by $.1 million.

8. LEASES

The Company leases certain stores, warehouse facilities and equipment under operating leases. The majority of these leases will expire within the next 20 years. the leases usually contain renewal options and provide for payment by the lessee of real estate taxes and other expenses, and, in certain instances, increased rentals based on percentages of sales.

Future minimum lease payments under noncancelable leases as of
January 31, 1998 were as follows:
     (in thousands)                 Capital          Operating         Total
1998                               $  6,118          $  26,137      $ 32,255
1999                                  6,060             25,129        31,189
2000                                  6,060             23,021        29,081
2001                                  5,955             22,119        28,074
2002                                  5,562             20,687        26,249
Thereafter                           59,534            101,677       161,211
                                    _______           ________      ________
Total minimum lease payments       $ 89,239          $ 218,770      $308,059

Less:   Executory costs                (188)
        Interest                    (43,771)
Present value of net minimum       ________
        lease payments             $ 45,330

Rent expense consisted of the following:
     (in thousands)                   1997              1996          1995
Minimum rentals                    $ 25,180          $ 23,993        $23,305
Contingent rentals
   (based on % of sales)              7,218             7,080          7,269
                                   ________          ________       ________
                                   $ 32,398          $ 31,073        $30,574

9. CONTINGENCIES

The Company is involved in various legal actions arising in the normal course of business. After taking into consideration legal counsels' evaluation of such actions, management is of the opinion that their outcome will not have a significant effect on the Company's consolidated financial statements.

The Company has entered into agreements with certain executives which provide for severance pay benefits should the executive's employment be terminated within two years following a change in control of the Company. In general, severance pay benefits under these agreements are payable at 2.99 times the executive's annual compensation for the year preceding the change in control. Such annual compensation totalled approximately $5.2 million for the year ended January 31, 1998.

QUARTERLY RESULTS
(unaudited in thousands, except per share data)
January 31, 1998          1st Quarter   2nd Quarter  3rd Quarter     4th Quarter         Total
Revenues                $    683,298   $    692,905   $753,730     $ 1,013,832   $ 3,143,765
Costs, Expenses, and Other Income:
Cost of goods sold           478,928        494,063    527,599         707,028     2,207,618
Selling, general and
  administrative expenses    172,642        173,593    189,849         190,999       727,083
Interest expense, net          3,235          2,372      1,879           5,056        12,542
Other income                  (3,252)        (2,401)    (2,965)         (8,222)      (16,840)
                        _____________  _________________________     ___________   ___________
                             651,553        667,627    716,362         894,861      2,930,403
                       _____________  _________________________     ___________    ___________
Income before provision for
  income taxes                31,745         25,278     37,368         118,971        213,362
Provision for income taxes    12,437          9,930     14,658          46,631         83,656
                        ____________   ________________________     ___________    ___________
Net income              $     19,308   $     15,348   $ 22,710     $    72,340    $   129,706
                        ============   =======================     ===========    ===========
Earnings per share      $        .52   $        .42   $    .62     $      1.97    $      3.53

February 1, 1997       1st Quarter    2nd Quarter    3rd Quarter   4th Quarter          Total
Revenues              $    655,409   $    659,527   $    727,741   $   988,145    $  3,030,822
Costs, Expenses, and Other Income:
Cost of goods sold         452,969        467,927        495,379       696,747       2,113,022
Selling, general and
  administrative expenses  168,251        168,112        180,814       185,685         702,862
Interest expense, net        2,414          2,222          2,387         3,763          10,786
Other income                (2,314)        (2,755)        (2,590)       (1,741)         (9,400)
Impairment charge           12,000              -              -            -           12,000
                      ____________   ____________   ____________    ___________    ____________
                           633,320        635,506        675,990       884,454       2,829,270
                      ____________   ____________   ____________    ___________    ____________
Income before provision for
  income taxes              22,089         24,021         51,751       103,691         201,552
Provision for income taxes   8,818          9,587         20,663        41,019          80,087
                      ____________   ____________   ____________   ___________    ____________
Net Income            $     13,271   $     14,434   $     31,088   $    62,672    $    121,465
                      ============   ============   ============   ===========    ============
Earnings per share    $        .36   $        .39   $        .85   $      1.70    $       3.30


    MERCANTILE STORES COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATED CONDENSED BALANCE SHEETS
                        (in thousands)
                                                May 2,    January 31,
                                                 1998        1998
Assets
Current Assets:
  Cash and cash equivalents                    $153,928     $   144,986
  Receivables:
     Customer, net                              525,230         571,513
     Other                                       13,236          17,591
  Inventories                                   592,337         505,201
  other current assets                           37,308          35,898
     Total Current Assets                     1,322,039       1,275,189

Prepaid Pension & Other Noncurrent Assets       121,589         116,218

Property and Equipment, net                     770,393         786,384

  Total Assets                              $ 2,214,021    $  2,177,791



Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                           $  139,252    $    79,117
  Notes payable and current maturities
     of long-term debt                           21,430         21,429
  Accrued income taxes                           26,360         40,913
  Taxes other than income                        25,820         22,235
  Accrued payroll                                18,220         24,410
  Other current liabilities                      63,351         63,775
     Total Current Liabilities                  294,433        251,879

Long-term Debt                                  202,077        202,637

Other Long-term Liabilities                      76,486         76,429

Stockholders' Equity                          1,641,025      1,646,846

  Total Liabilities & Stockholders' Equity  $ 2,214,021     $2,177,791

The accompanying notes are an integral part of these statements.

    MERCANTILE STORES COMPANY, INC. AND SUBSIDIARY COMPANIES
           CONSOLIDATED CONDENSED STATEMENTS OF INCOME
              (in thousands, except per share data)

                                             Thirteen Weeks Ended

                                              May 2,        May 3,
                                               1998          1997

Revenues                                     $ 688,286  $  683,298


Cost of goods sold (including occupancy
and central buying expenses)                   486,336     478,928

Gross Profit                                   201,950     204,370

Expenses and Other Income:
Selling, general and administrative expenses   174,735     172,642

Interest expense, net                            2,296       3,235

Other income                                    (2,455)     (3,252)

                                               174,576     172,625

Income before Provision for Income Taxes        27,374     31,745

Provision for income taxes                      10,595     12,437

Net Income                                   $  16,779   $ 19,308


Earnings Per Share                           $     .46   $    .52

Dividends Declared Per Share                 $     .615  $    .585
Weighted Average Shares Outstanding          36,748,550 36,835,783

 The accompanying notes are an integral part of these statement.

     MERCANTILE STORES COMPANY, INC AND SUBSIDIARY COMPANIES
         CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                         (in thousands)

                                                       Thirteen Weeks Ended
                                                         May 2,      May 3,
                                                          1998        1997
Cash Flows From Operating Activities:
Net Income                                            $ 16,779      $ 19,308

Adjustments to reconcile net income to net
cash provided by operating activities:
   Depreciation and amortization                        20,798        18,727
   Deferred income taxes                                   249         1,813
   Net pension benefit                                  (5,562)       (3,933)
   Change in inventories                               (87,136)      (19,028)
   Change in accounts receivable                        50,638        45,782
   Change in accounts payable                           60,135        24,731
   Net change in other working capital items           (34,486)       31,200)
Net cash provided by operating activities               21,415        56,200

Cash Flows From Investing Activities:
   Cash payments for property and equipment            (25,392)      (26,850)
   Proceeds from sale of property                       24,314          -
   Net change in other noncurrent assets and liabilities   188          (280)
Net cash used in investing activities                    ( 890)      (27,130)

Cash Flows From Financing Activities:
   Payments of notes payable and long-term debt           (559)       (3,529)
   Repurchase of common stock                               --        (3,487)
   Dividends paid                                      (11,024)      (10,500)
Net cash used in financing activities                  (11,583)      (17,516)

Net increase in cash and cash equivalent                 8,942        11,554
Beginning cash and cash equivalents                    144,986       128,115
Ending cash and cash equivalents                    $  153,928    $  139,669

Supplemental Cash Flow Information:
  Interest paid                                     $    7,718    $    8,505
  Income taxes paid                                 $   24,899    $   18,830

The accompanying notes are an integral part of these statements.

MERCANTILE STORES COMPANY, INC. AND SUBSIDIARY COMPANIES
                NOTES TO CONSOLIDATED CONDENSED
                      FINANCIAL STATEMENTS

1. Nature of Operations
Mercantile Stores Company, Inc. (the "Company") is a conventional department store retailer engaged in the general merchandising business. The Company operates 103 department stores and 16 home fashion stores under 13 different names in a total of 17 states. A subsidiary, Mercantile Credit Corp., provides servicing for the Company's private label credit program. The Company also maintains a partnership interest in five operating shopping center ventures and one land ownership venture. During the second quarter of 1998, the partnership interest in one of the shopping center ventures was sold. The pre-tax profit of approximately $4 million resulting from this sale will be recorded in the second quarter.

2. Accounting Policies
The consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission with respect to Form 10-Q. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made herein are adequate to make the information not misleading. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-K.

Interim statements are subject to possible adjustments in connection with the annual audit of the Company's accounts for the full 1998 fiscal year. In the Company's opinion, all adjustments (consisting only of normal recurring adjustments) necessary for fair statement presentation have been included.

Because of seasonality, the results of operations for the periods presented are not necessarily indicative of the results expected for the year ending January 30, 1999.

3. Revenues
Revenues include sales from retail operations, leased departments and finance charge revenue earned on customer accounts serviced by the Company under its private label credit program. Finance charge revenue is recognized in the period in which it is earned and amounted to $24 million and $22 million, respectively, for the 1998 and 1997 first quarter.

4. Cash and Cash Equivalents
Cash and cash equivalents represent cash and short-term, highly liquid investments with a maturity of ninety days or less.

5. Customer Receivables
Customers are extended credit under customary revolving credit terms. Customer receivables are classified as current assets and, consistent with industry practice, include some amounts which are due after one year. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's credit card base, and their geographic dispersion. Customer receivables at May 2, 1998 and January 31, 1998 are net of an allowance for doubtful accounts of $20 million and $18 million, respectively.

6. Merchandise Inventories
All retail inventories are valued by the retail method and stated on the last-in, first-out (LIFO) cost basis, which is lower than market. Since inventories under the LIFO method are based on an annual determination of quantities and costs, the inventories at interim periods are based on certain estimates relating to quantities and costs as of the fiscal year-end.

7. Stockholders' Equity
During the first quarter of 1997, the Board of Directors authorized the Company to purchase up to 1,500,000 shares of its common stock in the open market over a time frame which may extend to ten years. These shares are to be held as Treasury stock and are to be used solely to satisfy requirements arising from the exercise of options granted under the 1996 Stock Option Plan. There were no shares purchased under this program during the first quarter of 1998. During the quarter ended May 3, 1997, the Company purchased 73,300 shares of its common stock at a cost of approximately $3.5 million.

8. 1996 Stock Option Plan
The Mercantile Stores Company, Inc. 1996 Stock Option Plan (the
Plan) provides for the issuance of stock option awards to certain employees designated by the Company's Board of Directors. Stock options awarded under the Plan are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant and generally vest and become exercisable in equal increments over a four-year period. The Plan also provides for full accelerated vesting in the event of a change in control of the Company, as defined. The maximum number of shares available for awards under the Plan is 1,500,000. During the quarter ended May 3, 1997, 95,500 stock options were granted under the Plan at an exercise price of $48 per share. No additional options have been granted. During the first quarter of 1998, 25% of the options granted in 1997 became exercisable. None were exercised.

9. Earnings per Share (EPS)
Effective January 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which replaces the calculation of primary and fully diluted EPS which existed under previous accounting standards with new standards for the calculation of basic and diluted EPS. The assumed issuance of all equivalent common shares granted under the Company's 1996 Stock Option Plan did not have a material effect on the number of weighted average shares outstanding used in the calculation of EPS for the periods presented. The Company's basic and diluted EPS amounts are identical for the periods presented.

10.  Subsequent Event Acquisition by Dillard's, Inc.
On May 16, 1998, the Company entered into an Agreement and Plan of Merger with Dillard's, Inc. and MSC Acquisitions, Inc., a wholly owned subsidiary of Dillard's, Inc., pursuant to which MSC Acquisitions, Inc. agreed to purchase all of the issued and outstanding shares of the Company through a cash tender offer of $80 per share, or approximately $2.9 billion. Stockholders representing approximately 40% of the issued and outstanding shares of the Company have contractually agreed, among other things, to tender their shares. The cash tender offer was commenced on May 21, 1998 and is scheduled to expire on June 19, 1998, unless the offer is extended. The consummation of the merger is contingent upon, among other things, the tendering of more than 50% of the outstanding shares of the Company and the approval of the Federal Trade Commission. In the first quarter of 1998, the Company's Board of Directors approved an Incentive Performance Plan to, among other things, award a total of up to $3 million to five key executives for assistance to the Board in pursuing one or more strategic alternatives potentially available to the Company. If and when the merger with Dillard's is consummated, it would be the expectation that the Board would elect to pay the full amount authorized under the Incentive Performance Plan to the five key executives. In addition, under the Incentive Performance Plan, the Company must pay a "Gross-Up Payment" (as defined therein) to any covered associate with respect to any payment to be made under the Incentive Performance Plan, under Severance Protection Agreements, or in respect of the Company's 1996 Stock Option Plan.

            UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following Unaudited Pro Forma Statements of Income for the year ended January 31, 1998 and the thirteen weeks ended May 2, 1998 present unaudited results of operations for Dillard's, Inc. (the "Company") as if the acquisition of Mercantile Stores Company Inc. ("Mercantile") (the "Acquisition") and other transactions described in the next paragraph (the "Pro Forma Financing Transactions") had occurred as of the beginning of the fiscal year presented. The following Unaudited Pro Forma Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Acquisition and Pro Forma Financing Transactions had occurred as of May 2, 1998. The excess purchase price over the identifiable net assets and liabilities is reported as Goodwill. The carrying values of Mercantile's net assets are assumed to equal their fair value for purposes of these Unaudited Pro Forma Financial Statements unless indicated otherwise in the Notes to Unaudited Pro Forma Financial Statements. These values are subject to revision following the results of any appraisals after the consummation of the Acquisition.

The Pro Forma Financial Statements reflect the Acquisition, which is accounted for as a purchase, in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"). The Pro Forma Financial Statements reflect assumed borrowings by the Company to finance the Acquisition (previously defined, the "Pro Forma Financing Transactions"). The Pro Forma Financing Transactions include:
     Borrowing Type             Amount         Interest Rate
                              (thousands)
   Commercial Paper         $  240,000               5.50%
   Short-term bank line        500,000               6.00%
   Bridge loan facility      1,200,000               5.85%
   Publicly underwritten
     Long-term notes         1,100,000               6.84%
                            $3,040,000

The Pro Forma Adjustments described in the accompanying Notes to the Pro Forma Financial Statements should be read in conjunction with such statements. Final amounts will differ from those set forth in the following Unaudited Pro Forma Financial Statements.

As a result of its planned installation of standardized store systems in all Mercantile locations, and consolidation of various administrative support functions such as marketing, buying, advertising, accounting, and management information systems, the Company's management expects to operate the combined operations of the Company and Mercantile with a more efficient overhead expense structure than each of the two entities operating on a stand-alone basis. The Company also expects to achieve cost reductions as a result of increased purchasing power derived from the combination of the two companies. However, for purposes of the Unaudited Pro Forma Income Statements these and other potential synergies in overhead expense have not been reflected because their realization cannot be assured.

The Unaudited Pro Forma Financial Statements are presented for information purposes only and do not purport to be indicative of the actual financial position or results of operations of the Company had such transactions actually been consummated on such dates, or of the future financial position or results of operations of the Company which may result from the consummation of such transactions. The retail business is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

The Unaudited Pro Forma Financial Statements are based in part on the historical financial statements of the Company and Mercantile and should be read in conjunction with each of the consolidated financial statements of the Company and Mercantile and the related notes thereto contained in (i) The Company's Annual Report on Form 10-K for the year ended January 31, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 1998, (iii) Mercantile's audited financial statements for the year ended January 31, 1998, which are included herein and (iv) Mercantile's unaudited financial statements for the thirteen weeks ended May 2, 1998, which are included herein. Certain items derived from Mercantile's historical financial statements have been reclassified to conform to the pro forma presentation.

Pro Forma Balance Sheet (Unaudited)
May 2, 1998
(in thousands)

                                          Historical          Pro Forma
                                     Dillard's    Mercantile Adjustments      Pro Forma
                                                                Note 1
ASSETS
CURRENT ASSETS
  Cash and cash equivalents            $81,495    $153,928  $     -           $235,423
  Trade accounts receivable          1,073,626     525,230        -          1,598,856
  Merchandise inventories            2,063,898     592,337      32,000       2,688,235
  Other current assets                  13,176      50,544                      63,720
    TOTAL CURRENT ASSETS             3,232,195   1,322,039      32,000       4,586,234

INVESTMENTS AND OTHER ASSETS           100,414     121,589     128,000         355,003
                                                                 5,000
PROPERTY AND EQUIPMENT               2,462,262     770,393     563,000       3,795,655
CONSTRUCTION IN PROGRESS                41,204        -           -             41,204
GOODWILL                                 -            -        938,975         938,975
TOTAL ASSETS                        $5,836,075  $2,214,021  $1,666,975      $9,717,071


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable and
      accrued expenses                $810,635    $246,643  $     -         $1,057,278
  Commercial paper                     288,429        -        240,000         528,429
  Short-term bank debt                   -            -        500,000         500,000
  Federal and state income taxes        50,548      26,360        -             76,908
  Current portion of long-term debt    107,268      21,430        -            128,698
  Current portion of capital leases      1,624        -           -              1,624
    TOTAL CURRENT LIABILITIES        1,258,504     294,433     740,000       2,292,937

LONG-TERM DEBT                       1,463,968     202,077   2,300,000       3,966,045
CAPITAL LEASE OBLIGATIONS               11,872        -           -             11,872
OTHER LONG-TERM LIABILILITIES            -          76,486        -             76,486
DEFERRED INCOME TAXES                  322,028        -        268,000         590,028

STOCKHOLDERS' EQUITY                 2,779,703   1,641,025  (1,641,025)      2,779,703

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY             $5,836,075  $2,214,021  $1,666,975      $9,717,071

See Notes to Unaudited Pro Forma Financial Statements

Pro Forma Income Statement (Unaudited)
For the year ended January 31, 1998
(in thousands, except per share data)


                                                 Historical         Pro Forma
                                           Dillard's    Mercantile Adjustments      Pro Forma
                                                                      Note 2
Net sales                                   $6,631,752  $3,143,765    ($89,000)(a)  $9,686,517
Service charges, interest,
       and other income                        185,157      21,983      89,000 (a)     296,140
                                             6,816,909   3,165,748        -          9,982,657

Costs and expenses:
  Cost of sales                              4,393,291   2,207,618    (189,837)(a)   6,411,072
  Advertising, selling,
    administrative and general               1,629,721     727,083      69,545 (a)   2,435,349
                                                                         9,000 (b)
  Depreciation and amortization                199,939        -         79,254 (a)     330,817
                                                                        28,150 (c)
                                                                        23,474 (d)
  Rentals                                       54,686        -         41,038 (a)      95,724
  Interest and debt expense                    129,237      17,685     188,640 (e)     335,562
                                             6,406,874   2,952,386     249,264       9,608,524
Income Before Income Taxes                     410,035     213,362    (249,264)        374,133
Income taxes                                   151,710      83,656     (85,713)(f)     149,653
Net Income                                    $258,325    $129,706   ($163,551)       $224,480

Earnings per share:
Basic                                            $2.32       $3.53                       $2.02
Diluted                                          $2.31       $3.53                       $2.00

Average Shares Outstanding:
Basic                                          111,303      36,771                     111,303
Diluted                                        111,994      36,771                     111,994


See Notes to Unaudited Pro Forma Financial Statements

Pro Forma Income Statement (Unaudited)
For the 13 weeks ended May 2, 1998
(in thousands, except per share data)

                                                Historical          Pro Forma
                                           Dillard's    Mercantile Adjustments      Pro Forma
                                                                       Note 2
Net sales                                   $1,682,216    $688,286    ($24,000)(a)  $2,346,502
Service charges, interest,
       and other income                         47,669       2,455      24,000 (a)      74,124
                                             1,729,885     690,741        -          2,420,626

Costs and expenses:
  Cost of sales                              1,117,221     486,336     (48,405)(a)   1,555,152
  Advertising, selling,
    administrative and general                 414,048     174,735      17,248 (a)     608,281
                                                                         2,250 (b)
  Depreciation and amortization                 54,554        -         20,798 (a)      88,259
                                                                         7,038 (c)
                                                                         5,869 (d)
  Rentals                                       10,291        -         10,359 (a)      20,650
  Interest and debt expense                     33,656       2,296      47,160 (e)      83,112
                                             1,629,770     663,367      62,317       2,355,454
Income Before Income Taxes                     100,115      27,374     (62,317)         65,172
Income taxes                                    37,045      10,595     (21,571)(f)      26,069
Net Income                                     $63,070     $16,779    ($40,746)        $39,103

Earnings per share:
Basic                                            $0.58       $0.46                       $0.36
Diluted                                          $0.58       $0.46                       $0.36

Average Shares Outstanding:
Basic                                          108,323      36,749                     108,323
Diluted                                        108,951      36,749                     108,951

See Notes to Unaudited Pro Forma Financial Statements

        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                         (in thousands)

Note 1.  Unaudited Pro Forma Balance Sheet Adjustments

The acquisition of Mercantile will be accounted for as a purchase in accordance with APB 16. The purchase price is being allocated first to tangible assets and liabilities of Mercantile based on preliminary estimates of their fair values, with the remainder being allocated to goodwill. The following table sets forth the purchase price based on the tender offer price of $80.00 per share and preliminary purchase price allocation:

   Cash paid for stock                                 $2,940,000
   Cash paid for outstanding stock options                  3,000
   Transaction expenses                                    92,000
   Purchase price                                       3,035,000
   Historical book value of net assets acquired        (1,641,025)
   Excess of purchase price over historical
        book value of assets acquired                  $1,393,975
                                                      ===========

   Allocation of excess purchase price:
   Adjust inventories to fair value                    $   32,000
   Increase property & equipment to fair value            563,000
   Adjustment to pension assets                           128,000
   Increase to goodwill                                   938,975
   Changes in deferred income taxes for the tax effect
        of the above adjustments (except goodwill)       (268,000)
                                                       $1,393,975
                                                      ===========

The Pro Forma Balance Sheet reflects the following as assumed borrowings by the Company to finance the Acquisition:

     Borrowing Type             Amount         Interest Rate
   Commercial Paper         $  240,000               5.50%
   Short-term bank line        500,000               6.00%
   Bridge loan facility      1,200,000               5.85%
   Publicly underwritten
     Long-term notes         1,100,000               6.84%
                            $3,040,000
                            ==========
Prepaid debt expenses are expected to be approximately $5 million. Actual borrowings and sources may differ from the estimated amounts depending upon actual costs, borrowing needs and market conditions.

Note 2.  Unaudited Pro Forma Income Statement Adjustments.

(a) To reclassify certain Mercantile presentations to conform to the Company's income statement presentation.
(b) To adjust Mercantile's pension expense as a result of the increase in the prepaid pension asset recognized in the purchase accounting adjustments.
(c) To adjust depreciation of Mercantile's property and equipment to amounts based on estimated market values, using a weighted average depreciable life of 20 years.
(d) To recognize amortization of the excess purchase price over net assets acquired in connection with the Acquisition assuming a 40 year period.
(e) To record interest expense on the borrowings incurred to fund the Acquisition at the interest rates disclosed in Note 1, above (which assumed rates may vary from the actual rates of interest thereon). An increase or decrease of 0.125% in the interest rate would result in an increase or decrease in interest expense of $3.8 million and $950 thousand for the year ended January 31, 1998 and the thirteen weeks ended May 2, 1998, respectively.
(f) To adjust income tax expense based upon an assumed composite (federal, state and local) income tax rate of 40%, which reflects an increase from the Company's historical effective rate due to the non deductibility of goodwill amortization.

Note 3.  Synergies

As a result of its planned installation of standardized store systems in all Mercantile locations, and consolidation of various administrative support functions such as marketing, buying, advertising, accounting, and management information systems, the Company's management expects to operate the combined operations of the Company and Mercantile with a more efficient overhead expense structure than each of the two entities operating on a stand-alone basis. The Company also expects to achieve cost reductions as a result of increased purchasing power derived from the combination of the two companies. However, for purposes of the Unaudited Pro Forma Income Statements these and other potential synergies in overhead expense have not been reflected because their realization cannot be assured.

                          Exhibit Index

  Exhibit Number         Description

        2*     Agreement and Plan of Merger, dated  as  of  May
               16, 1998, among Dillard's, Inc., MSC Acquisitions,
               Inc.  and Mercantile Stores Company, Inc. (Exhibit
               (c)(1) to Schedule 14D-1 in 005-10123)

       23       Consent of Independent Public Accountants

*Incorporated herein by reference as indicated.